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                    [CREDIT SUISSE FIRST BOSTON LETTERHEAD]


                                                                   PRESS RELEASE


                                          FOR IMMEDIATE RELEASE

              CREDIT FIRST BOSTON (USA), INC. OFFERS TO ACQUIRE ALL
               OUTSTANDING SHARES OF ITS SERIES B PREFERRED STOCK

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NEW YORK, OCTOBER 30, 2001- Credit Suisse First Boston (USA), Inc. announces its offer to acquire all of the outstanding shares of its Fixed/Adjustable Rate Cumulative Preferred Stock, Series B (liquidation preference $50.00 per share) (NYSE: DLJPRB) (CUSIP # 257661 30 6), for $52.20 per share, plus accrued and unpaid dividends. The offer will expire at 9:00 a.m. on Thursday, November 29, 2001, unless the offer is extended.

The offer is not subject to a minimum number of shares having been tendered but is subject to customary conditions for transactions of this type.

CSFB (USA), formerly known as Donaldson, Lufkin & Jenrette, Inc., is a subsidiary of Credit Suisse Group and part of the Credit Suisse First Boston business unit and was acquired in November 2000 by Credit Suisse Group.

Holders who have any questions regarding the terms of the offer should contact, the Dealer Manager, Credit Suisse First Boston Corporation, at (800) 820-1653 or
(212) 538-8474. Copies of the Offer to Purchase, the Letter of Transmittal or any related documents may be obtained from D.F. King, the Information Agent, at
(800) 769-5414 or (212) 269-5550

This press release is neither an offer to purchase nor the solicitation of an offer to sell any securities of CSFB (USA). Investors are urged to read the relevant tender offer documents that will be filed with the Securities and Exchange Commission by CSFB (USA) because they will contain important information concerning the offer. You will be able to obtain a free copy of the documents filed with the Commission by CSFB (USA) at the Commission's website at http://www.sec.gov.

                                      # # #


Credit Suisse First Boston (CSFB) is a leading global investment bank serving institutional, corporate, government and individual clients. CSFB's businesses include securities underwriting, sales and trading, investment banking, private equity, financial advisory services, investment research, venture capital, correspondent brokerage services and retail online brokerage services. It operates in over 87 locations across more than 39 countries on 6 continents, and has some 28,000 staff worldwide. The Firm is a business unit of the Zurich based Credit Suisse Group, a leading global financial services company. For more information on Credit Suisse First Boston, please visit our website at http://www.csfb.com.

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Press Contacts:   Pen Pendleton            CSFB - New York        (212) 325-2590